Exhibit 99.1

Antero Resources Announces First Quarter 2025 Financial and Operating Results

Denver, Colorado, April 30, 2025—Antero Resources Corporation (NYSE: AR) (“Antero Resources,” “Antero,” or the “Company”) today announced its first quarter 2025 financial and operating results. The relevant consolidated financial statements are included in Antero Resources’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

Highlights:

•	Net production averaged 3.4 Bcfe/d

o	Natural gas production averaged 2.2 Bcf/d
o	Liquids production averaged 206 MBbl/d

•	Realized a pre-hedge natural gas equivalent price of $4.55 per Mcfe, which is a $0.90 per Mcfe premium to NYMEX

•	Realized a pre-hedge C3+ NGL price of $45.65 per barrel, a $1.66 per barrel premium to Mont Belvieu pricing

•	Net income was $208 million and Adjusted Net Income was $247 million (Non-GAAP)

•	Adjusted EBITDAX was $549 million (Non-GAAP); net cash provided by operating activities was $458 million, increases of 110% and 75% compared to the prior year period, respectively

•	Drilling and completion capital was $157 million, 16% below the prior year period

•	Free Cash Flow was $337 million (Non-GAAP)

•	Net Debt during the quarter was reduced by $204 million, to $1.29 billion (Non-GAAP)

•	Purchased 2.7 million shares for approximately $92 million year-to-date through April 30th

Paul Rady, Chairman, CEO and President of Antero Resources commented, “Our first quarter 2025 results highlight the benefit of Antero’s differentiated strategy in securing firm transportation capacity that sells the majority of our natural gas along the Gulf Coast LNG corridor. The faster than expected ramp-up of Gulf Coast LNG facilities led to record LNG demand and contributed to natural gas realizations at a $0.36 premium to NYMEX during the quarter. Bolstering our premium price realization outlook further, on the NGL side, we entered into firm sales agreements for approximately 90% of our LPG at the Marcus Hook, PA dock at an attractive double-digit premium to Mont Belvieu pricing for 2025. This contracted pricing is expected to deliver an approximate $2.00 per barrel premium to Mont Belvieu in 2025.”

Michael Kennedy, CFO of Antero Resources said, “Our ability to capture premium prices along with our best-in-class capital efficiency results in an attractive Free Cash Flow outlook. This outlook combined with our low debt levels allowed us to be opportunistic in our share repurchase program, starting it earlier than our previous forecast.”

Mr. Kennedy continued, “In addition, we reduced debt by over $200 million during the quarter. Looking ahead, we plan to actively manage our share repurchase program, accelerating buybacks when there are market opportunities. This plan also maintains our focus on further debt reduction as we are targeting an undrawn credit facility.”

For a discussion of the non-GAAP financial measures including Adjusted Net Income, Adjusted EBITDAX, Free Cash Flow and Net Debt please see “Non-GAAP Financial Measures.”

Free Cash Flow

During the first quarter of 2025, Free Cash Flow was $337 million.

	Three Months Ended March 31,
	2024	2025
Net cash provided by operating activities	$261,610	457,739
Less: Capital expenditures	(222,449)	(206,145)
Less: Distributions to non-controlling interests in Martica	(23,617)	(15,969)
Free Cash Flow	$15,544	235,625
Changes in Working Capital (1)	(11,086)	101,019
Free Cash Flow before Changes in Working Capital	$4,458	336,644

(1)	Working capital adjustments in the first quarter of 2024 includes $14 million in net increases in current assets and liabilities and $3 million in net decreases in accounts payable and accrued liabilities for additions to property and equipment. Working capital adjustments in the first quarter of 2025 includes $82 million in net decreases in current assets and liabilities and $19 million in net decreases in accounts payable and accrued liabilities for additions to property and equipment.

Share Repurchase Program

From January 1st, 2025 to April 30th, 2025 Antero purchased 2.7 million shares at an average weighted price of $34.18 per share, or an aggregate $92 million. Antero has approximately $1 billion of capacity remaining on its current share repurchase program.

Debt Reduction

As of March 31, 2025 Antero’s total debt was $1.29 billion. Net Debt to trailing twelve month Adjusted EBITDAX was 1.1x. During the quarter, Antero reduced total debt by $204 million.

LPG Firm Sales Contracts

Antero entered into sales agreements for approximately 90% of its LPG export volumes for 2025 at a double-digit per cent per gallon premium to Mont Belvieu pricing. These locked-in firm sales do not have cancellation rights. As a result of these firm sales, the Company continues to expect full year 2025 C3+ NGL prices to average a premium to Mont Belvieu pricing in the range of $1.50 to $2.50 per barrel.

Lean Gas Hedge Program

Antero added new natural gas collars for 2026 with the amounts tied to the expected volumes from its lean gas (approximately 1200 BTU or less) pads planned through the end of 2026. Antero’s portfolio includes lean gas development in its capital budget for high gas deliverability and midstream infrastructure availability. These wide collars lock in attractive rates of returns with a floor price of $3.07 per MMBtu with a ceiling of $5.96 per MMBtu. Antero did not enter into any new natural gas hedges for 2025. For more detail please see the presentation titled “Hedges and Guidance Presentation” on Antero’s website.

	Natural Gas MMBtu/d	Weighted Average Index Price ($/MMBtu)	% of Estimated Natural Gas Production (1)
2025 NYMEX Henry Hub Swap	100,000	$3.12	4%

		Weighted Average Index		% of Estimated
	Natural Gas (MMBtu/d)	Floor Price ($/MMBtu)	Ceiling Price ($/MMBtu)	Natural Gas Production (1)
2026 NYMEX Henry Hub Collars	320,000	$3.07	$5.96	14%

(1)	Based on the midpoint of 2025 natural gas guidance (including BTU upgrade)

First Quarter 2025 Financial Results

Net daily natural gas equivalent production in the first quarter averaged 3.4 Bcfe/d, including 206 MBbl/d of liquids. Antero’s average realized natural gas price before hedges was $4.01 per Mcf, a $0.36 per Mcf premium to the benchmark index price. Antero’s average realized C3+ NGL price before hedges was $45.65 per barrel, a $1.66 per barrel premium to the benchmark index price.

The following table details average net production and average realized prices for the three months ended March 31, 2025:

	Three Months Ended March 31, 2025
	Natural Gas (MMcf/d)	Oil (Bbl/d)	C3+ NGLs (Bbl/d)	Ethane (Bbl/d)	Combined Natural Gas Equivalent (MMcfe/d)
Average Net Production	2,162	9,467	113,656	82,689	3,397

	Three Months Ended March 31, 2025
	Natural Gas	Oil	C3+ NGLs	Ethane	Combined Natural Gas Equivalent
Average Realized Prices	($/Mcf)	($/Bbl)	($/Bbl)	($/Bbl)	($/Mcfe)
Average realized prices before settled derivatives	$4.01	59.08	45.65	12.70	4.55
Index price (1)	$3.65	71.42	43.99	11.46	3.65
Premium / (Discount) to Index price	$0.36	(12.34)	1.66	1.24	0.90

Settled commodity derivatives (2)	$(0.06)	(0.11)	—	—	(0.03)
Average realized prices after settled derivatives	$3.95	58.97	45.65	12.70	4.52
Premium / (Discount) to Index price	$0.30	(12.45)	1.66	1.24	0.87

(1)	Please see Antero’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, for more information on these index and average realized prices.
(2)	These commodity derivative instruments include contracts attributable to Martica Holdings LLC (“Martica”), Antero’s consolidated variable interest entity. All gains or losses from Martica’s derivative instruments are fully attributable to the noncontrolling interests in Martica, which includes portions of the natural gas and C3+ NGL and all oil derivative instruments during the three months ended March 31, 2025.

All-in cash expense, which includes lease operating, gathering, compression, processing and transportation and production and ad valorem taxes was $2.56 per Mcfe in the first quarter, as compared to $2.44 per Mcfe during the first quarter of 2024. The increase was due primarily to higher gathering, compression, processing and transportation costs related to increased fuel costs as a result of higher natural gas prices. Net marketing expense was $0.06 per Mcfe during the first quarter of 2025, compared to $0.04 per Mcfe during the first quarter of 2024.

First Quarter 2025 Operating Results

Antero placed 26 horizontal Marcellus wells to sales during the first quarter with an average lateral length of 13,700 feet. Sixteen of these wells have been on line for approximately 60 days with an average rate per well of 32 MMcfe/d, including 1,458 Bbl/d of liquids per well assuming 25% ethane recovery.

First Quarter 2025 Capital Investment

Antero’s drilling and completion capital expenditures for the three months ended March 31, 2025 were $157 million. In addition to capital invested in drilling and completion activities, the Company leased $30 million in land during the first quarter. Through this leasing, Antero added approximately 6,000 net acres, representing 26 incremental drilling locations, replenishing the 26 wells brought on line during the first quarter at an average cost of approximately $850,000 per location.

Conference Call

A conference call is scheduled on Thursday, May 1, 2025 at 9:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9079 (U.S.), or 201-493-6746 (International) and reference “Antero Resources.” A telephone replay of the call will be available until Thursday, May 8, 2025 at 9:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13750395. To access the live webcast and view the related earnings conference call presentation, visit Antero's website at www.anteroresources.com. The webcast will be archived for replay until Thursday, May 8, 2025 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteroresources.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures

Adjusted Net Income

Adjusted Net Income as set forth in this release represents net income, adjusted for certain items. Antero believes that Adjusted Net Income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income is net income. The following table reconciles net income to Adjusted Net Income (in thousands):

	Three Months Ended March 31,
	2024	2025
Net income and comprehensive income attributable to Antero Resources Corporation	$22,730	207,971
Net income and comprehensive income attributable to noncontrolling interests	11,942	11,495
Unrealized commodity derivative (gains) losses	(8,078)	60,654
Amortization of deferred revenue, VPP	(6,738)	(6,230)
Loss (gain) on sale of assets	188	(575)
Impairment of property and equipment	5,190	5,618
Equity-based compensation	16,077	15,145
Loss on early extinguishment of debt	—	2,899
Equity in earnings of unconsolidated affiliate	(23,347)	(28,661)
Contract termination, loss contingency and settlements	2,039	(1,308)
Tax effect of reconciling items (1)	3,189	(10,387)
	23,192	256,621
Martica adjustments (2)	(14,696)	(9,963)
Adjusted Net Income	$8,496	246,658

Diluted Weighted Average Common Shares Outstanding (3)	312,503	314,798

(1)	Deferred taxes were approximately 22% for 2024 and 2025.
(2)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.
(3)	Diluted weighted average shares outstanding does not include securities that would have had an anti-dilutive effect on the computation of diluted earnings per share. Anti-dilutive weighted average shares outstanding for the three months ended March 31, 2024 and 2025 were 0.6 million and 0.3 million, respectively.

Net Debt

Net Debt is calculated as total long-term debt less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total long-term debt to Net Debt as used in this release (in thousands):

	December 31,	March 31,
	2024	2025
Credit Facility	$393,200	304,100
8.375% senior notes due 2026	96,870	—
7.625% senior notes due 2029	407,115	388,475
5.375% senior notes due 2030	600,000	600,000
Unamortized debt issuance costs	(7,955)	(7,195)
Total long-term debt	$1,489,230	1,285,380
Less: Cash and cash equivalents	—	—
Net Debt	$1,489,230	1,285,380

Free Cash Flow

Free Cash Flow is a measure of financial performance not calculated under GAAP and should not be considered in isolation or as a substitute for cash flow from operating, investing, or financing activities, as an indicator of cash flow or as a measure of liquidity. The Company defines Free Cash Flow as net cash provided by operating activities, less capital expenditures, which includes additions to unproved properties, drilling and completion costs and additions to other property and equipment, less distributions to non-controlling interests in Martica.

The Company has not provided projected net cash provided by operating activities or a reconciliation of Free Cash Flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts.

Free Cash Flow is a useful indicator of the Company’s ability to internally fund its activities, service or incur additional debt and estimate our ability to return capital to shareholders. There are significant limitations to using Free Cash Flow as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Free Cash Flow reported by different companies. Free Cash Flow does not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that we define as net income, adjusted for certain items detailed below.

Adjusted EBITDAX as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding our capital structure, borrowings, interest costs, capital expenditures, working capital movement, or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•	is widely used by investors in the oil and natural gas industry to measure operating performance without regard to items excluded from the calculation of such term, which may vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired, among other factors;
•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital and legal structure from our operating structure;
•	is used by our management team for various purposes, including as a measure of our operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting: and
•	is used by our Board of Directors as a performance measure in determining executive compensation.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effects of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies, and the different methods of calculating Adjusted EBITDAX reported by different companies.

The GAAP measures most directly comparable to Adjusted EBITDAX are net income and net cash provided by operating activities. The following table represents a reconciliation of Antero’s net income, including noncontrolling interest, to Adjusted EBITDAX and a reconciliation of Antero’s Adjusted EBITDAX to net cash provided by operating activities per our condensed consolidated statements of cash flows, in each case, for the three months ended March 31, 2024 and 2025 (in thousands). Adjusted EBITDAX also excludes the noncontrolling interests in Martica, and these adjustments are disclosed in the table below as Martica related adjustments.

	Three Months Ended March 31,
	2024	2025
Reconciliation of net income to Adjusted EBITDAX:
Net income and comprehensive income attributable to Antero Resources Corporation	$22,730	207,971
Net income and comprehensive income attributable to noncontrolling interests	11,942	11,495
Unrealized commodity derivative (gains) losses	(8,078)	60,654
Amortization of deferred revenue, VPP	(6,738)	(6,230)
Loss (gain) on sale of assets	188	(575)
Interest expense, net	30,187	23,368
Loss on early extinguishment of debt	—	2,899
Income tax expense	6,227	54,400
Depletion, depreciation, amortization and accretion	191,251	187,291
Impairment of property and equipment	5,190	5,618
Exploration expense	602	668
Equity-based compensation expense	16,077	15,145
Equity in earnings of unconsolidated affiliate	(23,347)	(28,661)
Dividends from unconsolidated affiliate	31,285	31,314
Contract termination, loss contingency, transaction expense and other	2,020	463
	279,536	565,820
Martica related adjustments (1)	(17,449)	(16,392)
Adjusted EBITDAX	$262,087	549,428

Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$262,087	549,428
Martica related adjustments (1)	17,449	16,392
Interest expense, net	(30,187)	(23,368)
Amortization of debt issuance costs and other	715	466
Exploration expense	(602)	(668)
Changes in current assets and liabilities	14,361	(81,748)
Contract termination, loss contingency, transaction expense and other	(1,820)	(1,771)
Other items	(393)	(992)
Net cash provided by operating activities	$261,610	457,739

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Twelve
Months Ended
March 31, 2025
Reconciliation of net income to Adjusted EBITDAX:
Net income and comprehensive income attributable to Antero Resources Corporation	$242,467
Net income and comprehensive income attributable to noncontrolling interests	36,024
Unrealized commodity derivative losses	78,155
Amortization of deferred revenue, VPP	(26,593)
Loss on sale of assets	99
Interest expense, net	111,388
Loss on early extinguishment of debt	3,427
Income tax benefit	(70,012)
Depletion, depreciation, amortization, and accretion	761,867
Impairment of property and equipment	47,861
Exploration	2,684
Equity-based compensation expense	65,530
Equity in earnings of unconsolidated affiliate	(99,101)
Dividends from unconsolidated affiliate	125,226
Contract termination, loss contingency, transaction expense and other	3,376
1,282,398
Martica related adjustments (1)	(62,732)
Adjusted EBITDAX	$1,219,666

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Drilling and Completion Capital Expenditures

For a reconciliation between cash paid for drilling and completion capital expenditures and drilling and completion accrued capital expenditures during the period, please see the capital expenditures section below (in thousands):

	Three Months Ended March 31,
	2024	2025
Drilling and completion costs (cash basis)	$188,905	175,134
Change in accrued capital costs	(1,746)	(17,982)
Adjusted drilling and completion costs (accrual basis)	$187,159	157,152

Notwithstanding their use for comparative purposes, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures employed by other companies.

This release includes "forward-looking statements." Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, such as those regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, estimated realized natural gas, NGL and oil prices, anticipated reductions in letters of credit and interest expense, prospects, plans and objectives of management, return of capital, expected results, impacts of geopolitical and world health events, future commodity prices, future production targets, including those related to certain levels of production, future earnings, leverage targets and debt repayment, future capital spending plans, improved and/or increasing capital efficiency, expected drilling and development plans, projected well costs and cost savings initiatives, operations of Antero Midstream, future financial position, the participation level of our drilling partner and the financial and production results to be achieved as a result of that drilling partnership, the other key assumptions underlying our projections, and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil, most of which are difficult to predict and many of which are beyond the Antero Resources’ control. These risks include, but are not limited to, commodity price volatility, inflation, supply chain or other disruption, availability and cost of drilling, completion and production equipment and services, environmental risks, drilling and completion and other operating risks, marketing and transportation risks, regulatory changes or changes in law, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flows and access to capital, the timing of development expenditures, conflicts of interest among our stockholders, impacts of geopolitical and world health events, cybersecurity risks, the state of markets for, and availability of, verified quality carbon offsets and the other risks described under the heading " Risk Factors" in Antero Resources’ Annual Report on Form 10-K for the year ended December 31, 2024 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

For more information, contact Daniel Katzenberg, Director - Finance and Investor Relations of Antero Resources at (303) 357-7219 or dkatzenberg@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	March 31,
	2024	2025
Assets
Current assets:
Accounts receivable	$34,413	40,385
Accrued revenue	453,613	513,382
Derivative instruments	1,050	358
Prepaid expenses	12,423	12,693
Other current assets	6,047	7,967
Total current assets	507,546	574,785
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	879,483	883,042
Proved properties	14,395,680	14,444,544
Gathering systems and facilities	5,802	5,802
Other property and equipment	105,871	107,378
	15,386,836	15,440,766
Less accumulated depletion, depreciation and amortization	(5,699,286)	(5,768,456)
Property and equipment, net	9,687,550	9,672,310
Operating leases right-of-use assets	2,549,398	2,526,305
Derivative instruments	1,296	778
Investment in unconsolidated affiliate	231,048	239,672
Other assets	33,212	35,471
Total assets	$13,010,050	13,049,321
Liabilities and Equity
Current liabilities:
Accounts payable	$62,213	55,268
Accounts payable, related parties	111,066	118,262
Accrued liabilities	402,591	309,131
Revenue distributions payable	315,932	364,219
Derivative instruments	31,792	84,054
Short-term lease liabilities	493,894	515,880
Deferred revenue, VPP	25,264	24,830
Other current liabilities	3,175	13,702
Total current liabilities	1,445,927	1,485,346
Long-term liabilities:
Long-term debt	1,489,230	1,285,380
Deferred income tax liability, net	693,341	746,803
Derivative instruments	17,233	24,416
Long-term lease liabilities	2,050,337	2,005,829
Deferred revenue, VPP	35,448	29,653
Other liabilities	62,001	63,111
Total liabilities	5,793,517	5,640,538
Commitments and contingencies
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 311,165 and 311,584 shares issued and outstanding as of December 31, 2024 and March 31, 2025, respectively	3,111	3,115
Additional paid-in capital	5,909,373	5,902,893
Retained earnings	1,109,166	1,312,366
Total stockholders' equity	7,021,650	7,218,374
Noncontrolling interests	194,883	190,409
Total equity	7,216,533	7,408,783
Total liabilities and equity	$13,010,050	13,049,321

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2025
Revenue and other:
Natural gas sales	$474,133	780,005
Natural gas liquids sales	517,862	561,432
Oil sales	64,717	50,335
Commodity derivative fair value gains (losses)	9,446	(71,671)
Marketing	48,520	25,558
Amortization of deferred revenue, VPP	6,738	6,230
Other revenue and income	855	818
Total revenue	1,122,271	1,352,707
Operating expenses:
Lease operating	29,121	33,986
Gathering, compression, processing and transportation	672,281	695,017
Production and ad valorem taxes	58,168	55,299
Marketing	59,813	42,770
Exploration	602	668
General and administrative (including equity-based compensation expense of $16,077 and $15,145 in 2024 and 2025, respectively)	55,862	62,445
Depletion, depreciation and amortization	190,475	186,352
Impairment of property and equipment	5,190	5,618
Accretion of asset retirement obligations	776	939
Contract termination, loss contingency and settlements	2,039	(1,308)
Loss (gain) on sale of assets	188	(575)
Other operating expense	17	24
Total operating expenses	1,074,532	1,081,235
Operating income	47,739	271,472
Other income (expense):
Interest expense, net	(30,187)	(23,368)
Equity in earnings of unconsolidated affiliate	23,347	28,661
Loss on early extinguishment of debt	—	(2,899)
Total other income (expense)	(6,840)	2,394
Income before income taxes	40,899	273,866
Income tax expense	(6,227)	(54,400)
Net income and comprehensive income including noncontrolling interests	34,672	219,466
Less: net income and comprehensive income attributable to noncontrolling interests	11,942	11,495
Net income and comprehensive income attributable to Antero Resources Corporation	$22,730	207,971

Net income per common share—basic	$0.07	0.67
Net income per common share—diluted	$0.07	0.66

Weighted average number of common shares outstanding:
Basic	304,943	311,328
Diluted	312,503	314,798

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2024	2025
Cash flows provided by (used in) operating activities:
Net income including noncontrolling interests	$34,672	219,466
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	191,251	187,291
Impairments	5,190	5,618
Commodity derivative fair value losses (gains)	(9,446)	71,671
Gains (losses) on settled commodity derivatives	1,368	(11,017)
Deferred income tax expense	6,156	53,462
Equity-based compensation expense	16,077	15,145
Equity in earnings of unconsolidated affiliate	(23,347)	(28,661)
Dividends of earnings from unconsolidated affiliate	31,285	31,314
Amortization of deferred revenue	(6,738)	(6,230)
Amortization of debt issuance costs and other	715	466
Settlement of asset retirement obligations	(322)	(54)
Contract termination, loss contingency and settlements	200	(1,308)
Loss (gain) on sale of assets	188	(575)
Loss on early extinguishment of debt	—	2,899
Changes in current assets and liabilities:
Accounts receivable	2,498	(5,972)
Accrued revenue	74,587	(59,769)
Prepaid expenses and other current assets	(2,701)	(2,190)
Accounts payable including related parties	3,244	11,995
Accrued liabilities	(60,825)	(86,552)
Revenue distributions payable	(3,222)	48,286
Other current liabilities	780	12,454
Net cash provided by operating activities	261,610	457,739
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(27,044)	(30,407)
Drilling and completion costs	(188,905)	(175,134)
Additions to other property and equipment	(6,500)	(604)
Proceeds from asset sales	363	575
Change in other assets	(4,724)	(2,321)
Net cash used in investing activities	(226,810)	(207,891)
Cash flows provided by (used in) financing activities:
Repurchases of common stock	—	(10,094)
Repayment of senior notes	—	(118,046)
Borrowings on Credit Facility	1,125,700	1,308,400
Repayments on Credit Facility	(1,127,600)	(1,397,500)
Distributions to noncontrolling interests in Martica Holdings LLC	(23,617)	(15,969)
Employee tax withholding for settlement of equity-based compensation awards	(9,024)	(16,298)
Other	(259)	(341)
Net cash used in financing activities	(34,800)	(249,848)
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$48,252	43,078
Decrease in accounts payable and accrued liabilities for additions to property and equipment	$(3,275)	(19,271)

The following table sets forth selected financial data for the three months ended March 31, 2024 and 2025 (in thousands):

	Three Months Ended		Amount of
	March 31,		Increase	Percent
	2024	2025	(Decrease)	Change
Operating revenues and other:
Natural gas sales	$474,133	780,005	305,872	65%
Natural gas liquids sales	517,862	561,432	43,570	8%
Oil sales	64,717	50,335	(14,382)	(22)%
Commodity derivative fair value gains (losses)	9,446	(71,671)	(81,117)	*
Marketing	48,520	25,558	(22,962)	(47)%
Amortization of deferred revenue, VPP	6,738	6,230	(508)	(8)%
Other revenue and income	855	818	(37)	(4)%
Total revenue	1,122,271	1,352,707	230,436	21%
Operating expenses:
Lease operating	29,121	33,986	4,865	17%
Gathering and compression	223,530	236,134	12,604	6%
Processing	255,795	261,155	5,360	2%
Transportation	192,956	197,728	4,772	2%
Production and ad valorem taxes	58,168	55,299	(2,869)	(5)%
Marketing	59,813	42,770	(17,043)	(28)%
Exploration	602	668	66	11%
General and administrative (excluding equity-based compensation)	39,785	47,300	7,515	19%
Equity-based compensation	16,077	15,145	(932)	(6)%
Depletion, depreciation and amortization	190,475	186,352	(4,123)	(2)%
Impairment of property and equipment	5,190	5,618	428	8%
Accretion of asset retirement obligations	776	939	163	21%
Contract termination, loss contingency and settlements	2,039	(1,308)	(3,347)	*
Gain (loss) on sale of assets	188	(575)	(763)	*
Other expense	17	24	7	41%
Total operating expenses	1,074,532	1,081,235	6,703	1%
Operating income	47,739	271,472	223,733	469%
Other income (expense):
Interest expense, net	(30,187)	(23,368)	6,819	(23)%
Equity in earnings of unconsolidated affiliate	23,347	28,661	5,314	23%
Loss on early extinguishment of debt	—	(2,899)	(2,899)	*
Total other income (expense)	(6,840)	2,394	9,234	*
Income before income taxes	40,899	273,866	232,967	570%
Income tax expense	(6,227)	(54,400)	(48,173)	774%
Net income and comprehensive income including noncontrolling interests	34,672	219,466	184,794	533%
Less: net income and comprehensive income attributable to noncontrolling interests	11,942	11,495	(447)	(4)%
Net income and comprehensive income attributable to Antero Resources Corporation	22,730	207,971	185,241	815%

Adjusted EBITDAX	$262,087	549,428	287,341	110%

* Not meaningful

The following table sets forth selected financial data for the three months ended March 31, 2024 and 2025:

	(Unaudited)
	Three Months Ended		Amount of
	March 31,		Increase	Percent
	2024	2025	(Decrease)	Change
Production data (1) (2):
Natural gas (Bcf)	202	195	(7)	(3)%
C2 Ethane (MBbl)	6,760	7,442	682	10%
C3+ NGLs (MBbl)	10,564	10,229	(335)	(3)%
Oil (MBbl)	1,035	852	(183)	(18)%
Combined (Bcfe)	312	306	(6)	(2)%
Daily combined production (MMcfe/d)	3,426	3,397	(29)	(1)%
Average prices before effects of derivative settlements (3):
Natural gas (per Mcf)	$2.35	4.01	1.66	71%
C2 Ethane (per Bbl) (4)	$9.32	12.70	3.38	36%
C3+ NGLs (per Bbl)	$43.05	45.65	2.60	6%
Oil (per Bbl)	$62.53	59.08	(3.45)	(6)%
Weighted Average Combined (per Mcfe)	$3.39	4.55	1.16	34%
Average realized prices after effects of derivative settlements (3):
Natural gas (per Mcf)	$2.36	3.95	1.59	67%
C2 Ethane (per Bbl) (4)	$9.32	12.70	3.38	36%
C3+ NGLs (per Bbl)	$43.03	45.65	2.62	6%
Oil (per Bbl)	$62.39	58.97	(3.42)	(5)%
Weighted Average Combined (per Mcfe)	$3.39	4.52	1.13	33%
Average costs (per Mcfe):
Lease operating	$0.09	0.11	0.02	22%
Gathering and compression	$0.72	0.77	0.05	7%
Processing	$0.82	0.85	0.03	4%
Transportation	$0.62	0.65	0.03	5%
Production and ad valorem taxes	$0.19	0.18	(0.01)	(5)%
Marketing expense, net	$0.04	0.06	0.02	50%
General and administrative (excluding equity-based compensation)	$0.13	0.15	0.02	15%
Depletion, depreciation, amortization and accretion	$0.61	0.61	—	*

*	Not meaningful
(1)	Production data excludes volumes related to VPP transaction.
(2)	Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and may not reflect their relative economic value.
(3)	Average sales prices shown in the table reflect both the before and after effects of the Company’s settled commodity derivatives. The calculation of such after effects includes gains on settlements of commodity derivatives, which do not qualify for hedge accounting because the Company does not designate or document them as hedges for accounting purposes. Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and does not necessarily reflect their relative economic value.
(4)	The average realized price for the three months ended March 31, 2024 includes $2 million of proceeds related to a take-or-pay contract. Excluding the effect of these proceeds, the average realized price for ethane before and after the effects of derivatives for the three months ended March 31, 2024 would have been $9.07 per Bbl.